Second Amendment to Amended and Restated
               Agreement and Certificate of Limited Partnership of
                  Geodyne Energy Income Limited Partnership I-E



      This Second Amendment to Amended and Restated Agreement and Certificate of Limited Partnership of Geodyne Energy Income Limited Partnership I-E (the "Partnership") is entered into by and between Geodyne Properties, Inc. ("Properties"), a Delaware corporation, as General Partner, and all Additional and Substituted Limited Partners admitted to the Partnership.

      WHEREAS, on March 5, 1986, Properties and the Initial Limited Partner executed and entered into that certain PaineWebber/Geodyne Energy Income Limited Partnership I-E Agreement and Certificate of Limited Partnership (the "Preformation Agreement"); and

      WHEREAS, on September 10, 1986, Properties executed and entered into that certain Amended and Restated Agreement and Certificate of Limited Partnership (the "Amended Agreement"); and

      WHEREAS, on February 25, 1993, Properties executed and entered into that certain First Amendment to the Amended Agreement whereby it changed (i) the name of the Partnership from "PaineWebber/Geodyne Energy Income Partnership I-E" to "Geodyne Energy Income Limited Partnership I-E", (ii) the address of the Partnership's principal place of business, and (iii) the address for the Partnership's agent for service of process; and

      WHEREAS, Section 10.1 of the Amended Agreement provides that the General Partner may, without prior notice or consent of any Limited Partner, amend any provision of this Amended Agreement and Certificate if, in its opinion, such amendment does not have a material adverse effect upon the Limited Partners; and

      WHEREAS, Properties as General Partner desires to amend the Amended Agreement in order to (i) expedite the method of accepting transfers of Limited Partners' Interests in the Partnership and (ii) revise the terms of the optional right of presentment which may be exercised by the Limited Partners.

      NOW,  THEREFORE,  in  consideration  of  the  covenants,   conditions  and
agreements herein contained, the parties hereto hereby agree as follows:

I. The last sentence contained in Section 7.3A of the Amended Agreement is hereby amended and restated as follows:


            Any sale, assignment or transfer shall be recognized by the Limited Partnership as effective on the first business day of the month following the General Partner's receipt of such notification.





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





II. The Amended Agreement is hereby amended to provide for a new Article 15. Said Article is hereby stated as follows:


                                   Article 15

            Section 15.1.   Optional Repurchase Right
            ---------------------------------------

            Any Limited Partner shall have the right, at his option, to present his Interests to the General Partner or its designated Affiliate for repurchase on the basis set forth in this Article 15.

            Section 15.2.   Procedure for Repurchase
            --------------------------------------

            A. As of December 31, 1992 and annually thereafter (the "Appraisal Date") the General Partner shall appraise the Proved Reserves and other assets of the Partnership pursuant to the provisions set forth herein and shall assign a repurchase price (the "Repurchase Price") to the Limited Partners' Interests in the Partnership in accordance with the provisions set forth herein.

            B. In arriving at the Repurchase Price, the General Partner shall consider those factors deemed relevant by it including, without limitation, the following:

                  (i)   the present value of the  estimated  future net revenues
                        of  the  Production   Partnership's   Proved   Reserves,
                        calculated as described below; and

                  (ii) the book value of all other Partnership assets and liabilities.


            Section 15.3.   Calculation of Present Value of the
                            Partnership's Estimated Future Net Revenues.
            ------------------------------------------------------------

            In  calculating  the present  value of the  Partnership's  Estimated
            Future Net Revenues the General Partner shall use the petroleum engineering reports and other petroleum reserve information required to be furnished to the Limited Partners pursuant to Section 9.4C of the Agreement.




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





            Future gross revenues expected to be derived from the production and sale of the Proved Reserves attributable to the Production Partnership's Producing Properties shall be estimated using either
            (i) escalations of future sales prices of Hydrocarbons supplied by the General Partner (the "Escalated Case") or (ii) sales prices of Hydrocarbons provided by Regulation S-X adopted by the Securities and Exchange Commission (the "SEC Case"), as the General Partner may determine in its sole discretion.

            Future net revenues shall be calculated by deducting anticipated expenses (using either (i) escalations of future costs supplied by the General Partner if the General Partner adopted the Escalated Case with respect to future sales prices of Hydrocarbons or (ii) constant future costs if the General Partner adopted the SEC Case with respect to future sales prices of Hydrocarbons) from estimated future gross revenues.

            The present value of the future net revenues shall be calculated by discounting the estimated future net revenues at either 10% (if the General Partner employed future pricing criteria in accordance with the SEC Case) or that rate per annum which is one percentage point higher than the prime rate of interest of The Chase Manhattan Bank, N.A. or any successor bank, as of the Appraisal Date (if the General Partner employed pricing criteria in accordance with the Escalated Case, provided, however, that such discount rate will not exceed 18% per annum and will be no less than 10% per annum).

            Section 15.4.  Risk Reduction.
            -----------------------------

            In determining the Repurchase Price for Limited Partners pursuant to this Section 15, the present value of the Partnership's Proved Developed Producing Reserves shall be reduced by 25% for risk and the present value of all other categories of Proved Reserves shall be reduced by 35% for risk. The risk reductions shall be subject to upward or downward adjustment by the General Partner if, during the period between the Appraisal Date and the Effective Date (as defined in Section 15.5), there has been a material increase or decrease in the current price of oil or gas or in the estimated amount of the Partnership's Proved Reserves.




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





            Section 15.5.   Tender Procedure.
            ---------------------------------

            Upon completion of the appraisal of the Partnership's assets as of the Appraisal Date, the General Partner shall notify each Limited Partner of the Repurchase Price and his proportionate share thereof and either the General Partner or one of its Affiliates will offer to purchase such Limited Partner's Interests in exchange for such Unit Holder's proportionate share of the Repurchase Price (a "Repurchase Offer"). Any Limited Partner desiring to do so may accept such Repurchase Offer by notifying the General Partner of his election. Limited Partners so notifying the General Partner shall be referred to herein as "Electing Limited Partners". The General Partner or its designated Affiliate shall thereupon promptly pay to each Electing Limited Partner, his proper share of the Repurchase Price, calculated as herein set forth, within 30 days from the date which a properly drawn assignment of such Electing Limited Partner's interest, free and clear of all liens and encumbrances, is tendered to and accepted by the General Partner or its designated Affiliate (the "Effective Date"). Upon the acquisition of an Electing Limited Partner's Interests, the General Partner or its designated Affiliate shall, as of the Effective Date of such acquisition, succeed to all the rights and obligations attributable to such interest.

            Section 15.6.  Monthly Adjustment to Repurchase Price
            -----------------------------------------------------

            The Repurchase Price shall be recalculated monthly with the Repurchase Price being reduced by the amount of any cash distributions to Limited Partners during the period from the Appraisal Date to the date of the payment of the Repurchase Price and shall otherwise be adjusted to reflect the effect of material operations during such period, including a material increase or decrease in the current price of oil or gas or in the estimated amount of the Partnership's Proved Reserves. In the event the Repurchase Price is adjusted for any reason other than to reflect the payment of cash distributions, the General Partner shall provide written notification of such adjustment to the Limited Partners at least ten (10) business days prior to acceptance of Units for purchase.




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





            Section 15.7.  Limitation on Units Repurchased.
            ----------------------------------------------

            A. At the sole discretion of the General Partner, the General Partner or its designated Affiliate may either (i) limit the time period in which it will accept tendered Units for repurchase or (ii) limit the amount of Units to be accepted for repurchase; provided, however, that in any event the annual repurchase offer will (i) remain open for at least thirty (30) days and (ii) the General Partner or its designated Affiliate will offer to annually repurchase (and will purchase validly presented Units) at least 10% of the outstanding Units of the Partnership. In the event the General Partner or its designated Affiliate imposes a limitation, the General Partner will either (i) specify such limitation(s) in the annual Repurchase Offer mailed to the Limited Partners or
                  (ii) provide all Limited Partners with written notification of such limitation(s) at least thirty (30) days prior to the effective date of any such limitation(s).

            B. In the event the General Partner imposes a limitation upon the number of Interests to be repurchased in the Partnership, and the amount of Interests tendered, but not repurchased, exceeds such limitation, such tendered Interests will be accepted for repurchase by lot.

            C. In addition, in order to avoid certain possible adverse tax consequences, the General Partner may, in order to comply with the regulations or procedures under Section 469(k) of the Internal Revenue Code of 1986, as amended, relating to "publicly traded partnerships," (i) delay or defer the
                  Effective Date of any repurchase and (ii) limit the total number of Interests of any Partnership to be repurchased in any 12-month period to the maximum number provided in such regulations and procedures. In the event of such delay or deferral, the General Partner shall notify the Electing Limited Partner of the reasons therefor and shall provide the Electing Limited Partner with the option to withdraw his tender of Interests for repurchase.




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





       IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the 4th day of August, 1993.

                                       Geodyne Properties, Inc.
                                       as General Partner

                                       By:  // C. Philip Tholen //
                                            ----------------------
                                            C. Philip Tholen
                                            President

                                       Geodyne Properties, Inc.,
                                       as Attorney-in-Fact for
                                       the Limited Partners



                                       By:  // Dennis R. Neill //
                                            ---------------------
                                            Dennis R. Neill
                                            Sr. Vice President


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